Exhibit 99.1

Six Flags Doubles Quarterly Cash Dividend

Grand Prairie, TX—August 4, 2011—Six Flags Entertainment Corporation (NYSE: SIX) announced today that its board of directors declared a doubling of its quarterly cash dividend to six cents per share of common stock payable to shareholders of record as of September 6, 2011. The dividend will be payable September 19, 2011.

About Six Flags Entertainment Corporation
Six Flags Entertainment Corporation is the world’s largest regional theme park company with 19 parks across the United States, Mexico and Canada. Six Flags Over Texas, the company’s flagship location, is celebrating its 50th anniversary season in 2011.

Contact:

Nancy Krejsa

Senior Vice President

Investor Relations and Corporate Communications

+1-972-595-5083

nkrejsa@sftp.com